Exhibit 10.4

June 19, 2000

Mr. Emanuel Kronitz
Chief Operations Officer
TTR Technologies, Inc.
2 Hanagar St.
PO Box 2295
Kfar-Saba, 44425
Israel

Gentlemen:

This will confirm the understanding between TTR Technologies, Inc. (the "Company"), and Brean Murray & Co., Inc. ("BMCI").

Commencing June 19, 2000 and through the period ending June 30, 2001, the Company retains BMCI and BMCI agrees to perform such financial advisory services as the Company may from time to time reasonably request, as set forth below. Shortly after execution of this agreement, BMCI and the Company will agree upon an independent expert to conduct due diligence covering the technologies and market opportunities. The Company will pay these expenses which will not exceed $50,000.

During the initial phase of the relationship, BMCI, agrees to act as a financial advisor to the Company. Subject to regulatory restraints or business considerations, BMCI will make a market in the shares of the Company. If our Director of Research deems it appropriate, we will also assign a research analyst to follow the progress of the company and if the analyst, the Director of Research and our Investment Policy Committee concur, we will issue periodic research reports on your company.

We will hold meetings for you in our offices for the purpose of introducing your company to both our portfolio managers and our small-cap institutional sales staff. To the extent you are willing to travel, we will also assist in organizing small-cap institutional road show meetings. We will also work closely with your investor relations department and or firm with a view to coordinating our various activities, and we will make such suggestions as to how to improve the ongoing investor relations program as we believe will be helpful.


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In consideration of the performance by BMCI of such services, and in lieu of
BMCI's normal annual retainer, the Company will issue to BMCI or its designees, warrants, in the form annexed as Appendix A to this agreement, expiring June 30, 2005 and entitling BMCI or its designees to purchase 350,000 shares at the various per share purchase prices fixed therein.

It is anticipated that, at various points in time, the Company may request that BMCI perform a specific investment banking transaction, service or services. In each such case, a separate agreement will be negotiated which will set forth the services which the Company desires BMCI to render, which agreement will establish the fees payable to BMCI for such services. The teams assembled by BMCI will include such members of BMCI's corporate finance and research staff as may be required given the nature of the particular transaction. In the event that the Company seeks to raise funds either by private placement, public offerings, or strategic corporate investments, it is expressly understood that BMCI will not receive a first right of refusal with respect to such offerings. The Company will, however, discuss its financing plans with BMCI, and if BMCI agrees to manage a particular financing on terms and conditions acceptable to the Company, a separate agreement reflecting these terms and conditions will be negotiated for each such transaction.

The Company will reimburse BMCI for all out-of-pocket expenses incurred in carrying out the terms of this Agreement. Concurrently with the execution of this agreement the Company will deliver its check in the amount of $10,000 to be applied to out-of-pocket expenses. Any single out-of-pocket expense in excess of $1,000 will be submitted for prior approval by the Company.

In light of paragraph 1(b) of Appendix "A", BMCI will not receive any demand registration rights, but the Company will grant to BMCI rights to two "piggyback" registrations with respect to offerings of shares issued upon exercise of Warrants. The aforementioned registrations will be at the expense of the Company.

While there is no commitment on the part of BMCI or the Company to continue this relationship beyond June 30, 2001, it is the mutual expectation of the parties that the relationship will continue, and that the parties will undertake best efforts to negotiate a mutually satisfactory annual retainer to cover periods subsequent to June 30, 2001.

The Company agrees to indemnify and hold BMCI, its affiliates, control persons, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses according to the terms and conditions specified in Appendix B.


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If the foregoing accurately reflects your understanding of the Agreement between the Company and BMCI, please so indicate by signing the enclosed copy of this letter in the space provided and return same to us, together with a check for $10,000 drawn in favor of "Brean Murray & Co., Inc.", the duly executed Warrant and Indemnification Agreement.

                                                Very truly yours,


                                                By: /s/ John C. Moore, III
                                                    ---------------------------
                                                    John C. Moore, III
                                                    Managing Director

Accepted and Agreed to as of the date first written above:

TTR Technologies, Inc.


By: /s/ Marc D. Tokayer
   --------------------------
    Marc D. Tokayer
    President & Chief Executive Officer


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